EXHIBIT 2.1
STOCK PURCHASE AGREEMENT
     This Stock Purchase Agreement (this “Agreement”) is made as of May 19, 2006, by and among Oly Steel NC, Inc., a Delaware corporation and a wholly-owned subsidiary of Olympic Steel, Inc., an Ohio corporation (“Buyer”), GOLDSTAR HOLDINGS LIMITED (in administration), a private limited company organized under the laws of England and Wales (“Seller”), and DAVID K. DUGGINS and IAN BEST, both of Ernst & Young LLP, as administrators of Seller (collectively, “Administrators”).
RECITALS
     A. Seller is a subsidiary of Eliza Tinsley Group PLC, an English company, and Seller owns all of the issued and outstanding shares (the “Shares”) of capital stock of TINSLEY GROUP-PS&W, INC., a North Carolina corporation (the “Company”), and the Company does not have any subsidiaries or equity interests.
     B. Administrators were appointed joint administrators of Seller on January 31, 2006 by the directors of Seller pursuant to paragraph 21 of schedule B1 to the Insolvency Act 1986 of England and Wales.
     C. Buyer desires to purchase the Shares from Seller for the consideration and on the terms set forth in this Agreement.
     D. As reflected in the signature page hereto, Olympic Steel, Inc. (“Olympic”) shall guarantee the obligations of Buyer set forth in this Agreement.
AGREEMENT
The parties, intending to be legally bound, agree as follows:
     1. DEFINITIONS
     1.1 Definitions. For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:
     “Accountants”— as defined in Section 2.6(b).
     “Administrators”— as defined in the first paragraph of this Agreement. A reference to the Administrators shall be construed as being to the Administrators both joint and severally and to any other person who is appointed as an administrator in substitution for any Administrator or as an additional administrator in conjunction with the Administrators.
     “Affiliate”— with respect to any Person, any other Person, which directly or indirectly controls, is controlled by or under common control with such Person, and, with respect to any natural Person, any spouse, parent, child, sibling or grandchild and any spouse of any of the foregoing.

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     “Agreement”— as defined in the first paragraph of this Agreement.
     “Bank”— Bank of America, N.A.
     “Bank Loan Agreement” — the Loan Agreement dated as of September 22, 2005 between the Company and Bank of America, N.A.
     “Base Working Capital”— $874,780, the amount equal to the Working Capital of the Company as of March 31, 2006, as set forth on Schedule 1.1(c) attached hereto.
     “Buyer”— as defined in the first paragraph of this Agreement.
     “Closing”— as defined in Section 2.4.
     “Closing Date”— as defined in Section 2.4.
     “Closing Working Capital”— as defined in Section 2.6(b).
     “Company”— as defined in the Recitals of this Agreement.
     “Company Debt”— the Company’s outstanding Debt under: (a) the Bank Loan Agreement, (b) the Intercompany Debt and (c) any other Debt of the Company to be satisfied or released at Closing such Company Debt as of March 31, 2006 is identified on Schedule 1.1(a) attached hereto. (For clarity, any Debt of the Company under: (a) the equipment leases referred to in Exhibits A and B of Schedule 1.1(b); or (b) other leases referred to in the Due Diligence Documentation, including without limitations, those on the Equipment Lease Schedule attached hereto as Schedule 1.1(d), are not Debts of the Company to be satisfied or released at Closing since such equipment leases will remain with the Company. Payables to trade creditors are not Company Debt).
     “Debt”—as to any Person, without duplication: (a) its obligations in respect of borrowed money; (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business); (c) its obligations under capital leases; (d) all liabilities for borrowed money secured by any Encumbrance with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities); (e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money); and (f) any guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (e) hereof.
     “Encumbrance”— any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.
     “Governmental Body”— any nation, government or state, and any political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

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     “Intercompany Debt”—all Debt owed by the Company to Affiliates of the Company, such Intercompany Debt as of March 31, 2006 is identified on Schedule 1.1(a) attached hereto and will be updated at Closing in accordance with the Payoff Amounts.
     “Interest Rates”— as defined in Section 2.6(d).
     “Payoff Amount”— with respect to any Company Debt, the amount required to satisfy in full such Company Debt as of the Closing Date, as set forth in (or calculated in accordance with) the Payoff Letter related thereto.
     “Payoff Letters"— with respect to any Company Debt, a writing in form and substance reasonably satisfactory to Seller and Buyer, executed by the applicable creditor and setting forth the Payoff Amount (in U.S. dollars) and any other conditions necessary to cause such Company Debt to be extinguished and any Encumbrance securing same to be released. The parties anticipate that the Bank of America Payoff Letter may acknowledge that the Company will continue under those leases reflected on Schedule 1.1(b) attached hereto.
     “Person”— any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.
     “Proposed Closing Working Capital”— as defined in Section 2.6(a).
     “Proposed Working Capital Statement”— as defined in Section 2.6(a).
     “Seller”— as defined in the first paragraph of this Agreement.
     “Seller’s Knowledge” — as used herein, “known to Seller” and “Seller’s knowledge” mean the actual knowledge of Andrew Hall and the Administrators, after making reasonable inquiry of Mike Riesen and Rick Bauer (each an officer of the Company) but without any other investigation or inquiry.
     “Seller Guaranties”— those certain guaranties executed by Seller or its Affiliates guaranteeing certain Company obligations and identified on Schedule 1.1(b).
     “Shares”— as defined in the Recitals of this Agreement.
     “Working Capital”— the amount by which the Company’s current assets exceed its current liabilities; provided, that Working Capital shall include only those current assets and current liabilities of the type included in the Base Working Capital calculation on Schedule 1.1(c), and shall be determined in a manner consistent with the Working Capital Protocol.
     “Working Capital Protocol”— the principles, procedures and methodologies utilized in determining the Base Working Capital (and in determining the Closing Working Capital) as set forth on Schedule 1.1(c).
     1.2 Other Definitional Provisions. The words “hereof”, “herein” and hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a

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whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
     2. SALE AND TRANSFER OF SHARES; CLOSING
     2.1 Shares. Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Seller.
     2.2 Purchase Price. The purchase price for the Shares will be Ten Million and Eighty Thousand Dollars ($10,080,000) less the sum of the Payoff Amounts (the “Purchase Price”), subject to adjustment as provided in Section 2.6 below.
     2.3 Payment of the Purchase Price; Delivery of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing:
          (a) Buyer shall pay the Purchase Price to Seller as follows:
     (i) Buyer shall pay to Seller, by wire transfer to an account designated by the Administrators (subject to Section 2.6(e) hereof) prior to the Closing, a net amount equal to (A) the Purchase Price, less (B) the sum of all Payoff Amounts; and
     (ii) Buyer shall pay to each creditor of Company Debt, by wire transfer to the accounts designated in the Payoff Letters, the Payoff Amount for such Company Debt.
          (b) Seller will deliver to Buyer, stock certificate(s), in a form suitable for transfer, registered in the name of Seller, evidencing the Shares, with an executed blank stock transfer power attached.
     2.4 Closing. Subject to the satisfaction or waiver of the conditions set forth in Articles 6 and 7 hereunder, unless this Agreement shall have been terminated pursuant to the provision s of Article 8, the closing of the transaction provided for herein (the “Closing”) will take place at the offices of Seller’s counsel at 10:00 a.m. (local time) on June 2, 2006 (the “Closing Date”). The parties shall consummate the Closing, to the extent possible, via facsimile and/or overnight courier.
     2.5 Seller Closing Deliveries.
          (a) At the Closing, Seller will deliver to Buyer, unless previously provided, the following:
     (i) all stock certificates, stock books, stock transfer ledgers, minute books and the corporate seals of the Company; and

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     (ii) resignations of the directors of the Company, i.e. Andrew Hall and Fred Hayhurst.
     2.6 Purchase Price Adjustment. The Purchase Price will be adjusted in accordance with the following procedures to reflect changes in Working Capital since March 31, 2006:
          (a) Not later than thirty (30) days after the Closing Date, Buyer will prepare and deliver to Seller a statement and calculation of the Working Capital as of the Closing Date (the “Proposed Working Capital Statement”), which calculation shall be prepared in a manner consistent with the Base Working Capital and in accordance with the Working Capital Protocol (the “Proposed Closing Working Capital”). If requested by Seller, Buyer shall provide Seller with its workpapers related to the proposed Working Capital Statement, and provide access to the facility, personnel, and accounting records. Seller shall have thirty (30) days from the date of delivery of the Proposed Working Capital Statement to raise any objections to the Buyer’s calculations. Any such objections shall be limited to claims that the Proposed Working Capital was not computed in a manner consistent with the Working Capital Protocol and the Base Working Capital, or that it contains errors of arithmetic. Seller and Buyer may not raise objections to the Base Working Capital or the Working Capital Protocol.
          (b) Unless within thirty (30) days following delivery to Seller of the Proposed Closing Working Capital Statement, Seller has delivered to Buyer notice in writing of Seller’s objection to the computation of the Proposed Closing Working Capital (such notice to contain a statement in reasonable detail of the nature of Seller’s objection), the Proposed Closing Working Capital reflected in the Proposed Closing Working Capital Statement will be deemed mutually agreed by Buyer and Seller, as the Working Capital as of the Closing Date (the “Closing Working Capital”). If Seller shall have delivered such notice of objection in a timely manner, then Buyer, Seller and Administrators will negotiate in good faith in an effort to reach mutual agreement on the Closing Working Capital. If the parties do not reach such mutual agreement within thirty (30) days following delivery of the objection notice, then, at the request of either Buyer or Seller, the issues in dispute will be promptly submitted to the independent accounting firm of Deloitte & Touche. If Buyer and Seller mutually agree that Deloitte & Touche is not promptly available, then the issues in dispute will be submitted to KPMG (either Deloitte & Touche or KPMG, as the case may be, the “Accountants”).
          (c) If issues in dispute are submitted to the Accountants for resolution: (i) each party will furnish to the Accountants such workpapers and other documents and information related to the disputed issues as the Accountants may request and are available to the party and its subsidiaries (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the Accountants shall review only those aspects of the Proposed Working Capital Statement questioned by Seller in Seller’s notice of objection; (iii) such resolution by the Accountants of the Closing Working Capital, shall be set forth in a notice delivered to the parties by the Accountants within thirty (30) days following submission, and shall be binding and conclusive on the parties; and (iv) Buyer, on the one hand, and Seller and Administrators, on the other hand, shall each bear fifty percent (50%) of the fees and expenses of the Accountants for such determination.

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          (d) To the extent that the Closing Working Capital, as mutually agreed by the parties or as determined by the Accountants, as provided in Section 2.6(c) above, equals or exceeds the Base Working Capital, Buyer shall be obligated to pay, by wire transfer or other immediately available funds, the amount of such excess promptly to Seller, together with interest on the amount of such excess at the annual rate of four and one-half percent (4.5%) (the “Interest Rate”) from the Closing Date to the date of such payment. To the extent that the Closing Working Capital, as mutually agreed by the parties or as determined by the Accountants, as provided in Section 2.6(c) above, is less than the Base Working Capital, Seller shall be obligated to pay, by wire transfer or other immediately available funds, the amount of such shortfall promptly to Buyer together with interest on the amount of such shortfall at the Interest Rate from the Closing Date to the date of such payment.
          (e) Until the Closing Working Capital has been finally determined and any amounts due to Buyer pursuant to this Section 2.6 are paid in full, the Administrators, on behalf of Seller, shall retain a portion of the Purchase Price equal to $500,000 such amounts being for the benefit of Buyer for ease of payment (if payment is due to Buyer hereunder) but is not intended to limit the amount due Buyer.
     3. REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller represents and warrants to Buyer that:
     3.1 Authority. This Agreement constitutes the legal, valid, and binding obligation of Seller and the Administrators, enforceable against Seller and the Administrators in accordance with its terms. The Administrators have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement on behalf of themselves and on behalf of Seller, and to perform the Seller’s obligations under this Agreement on its behalf.
     3.2 Ownership. Seller holds of record and owns beneficially all of the Shares, free and clear of any Encumbrances, other than Encumbrances in favor of Barclays Bank PLC, as syndicate agent, that will be released at Closing upon payment of the Purchase Price. Seller is not a party to any option, warrant, purchase right, or other contract or commitment that would require Seller to sell, transfer, or otherwise dispose of any of the Shares (other than this Agreement).
     3.3 Data Room Disclosures. In a separate document provided by Seller is a listing of: (a) all agreements and documents stored and made available to Buyer at an online electronic data room and at the Seller’s counsel offices (collectively, the “Data Room”) pursuant to its written request dated March 21, 2006 to Seller, Company or Administrators for due diligence documentation in connection with this Agreement; and (b) the due diligence materials delivered to Buyer on May 15, 2006, or otherwise delivered pre-signing and reflected on such lists. The combination of the materials reflected on such lists are referred to collectively herein as the “Due Diligence Documentation,” and true and complete copies of such Due Diligence Documentation have been provided or otherwise made available to Buyer.

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     3.4 Other Discussions. In a separate document provided by Seller is a list of all confidentiality agreements Seller, Company, Administrators and/or its respective Affiliates have entered into with third parties in connection with the sale of Company.
     3.5 Limitation. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTION 3.1 THROUGH SECTION 3.4 OF THIS AGREEMENT, SELLER AND ADMINISTRATORS MAKE NO REPRESENTATIONS OR WARRANTIES WHATSOEVER WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY, THE BUSINESS, FINANCIAL CONDITION OR PROSPECTS OF THE COMPANY OR THE COMPANY’S ASSETS OR LIABILITIES (WHETHER KNOWN, UNKNOWN, ACCRUED OR UNACCRUED). IN PARTICULAR, AND EXCEPT AS SET FORTH IN SECTION 3.3 HEREOF, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF ANY DOCUMENTATION OR FINANCIAL OR OTHER INFORMATION PROVIDED BY SELLER, THE COMPANY, ADMINISTRATORS, OR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES, IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY.
     4. REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to each of Seller and Administrators as follows:
     4.1 Authority. This Agreement constitutes the legal, valid, and binding obligation of Buyer or Olympic, enforceable against Buyer and Olympic in accordance with its terms, and Buyer and Olympic have the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and to perform their respective obligations under this Agreement, subject to the approval of the respective Boards of Directors of Buyer and Olympic of this Agreement and the transactions contemplated hereby (collectively, the “Buy-Side Board Approvals”). The respective Boards of Directors of Buyer and Olympic have been informed by management of the transactions contemplated hereby and neither Buyer nor Olympic is aware of any reason why such approval will not be obtained.
     4.2 Insolvency of Seller. Buyer understands that the Shares are offered by an insolvent company in circumstances where it is usual that only the limited representations and warranties contained in Article 3 hereof can be given by or on behalf of Seller or Administrators.
     4.3 Knowledge and Experience. Buyer and its affiliates and their respective directors, officers, employees, agents and representatives have such knowledge and such experience in financial and business matters, generally, and the operation of construction equipment component businesses, specifically, that they are capable of evaluating all of the merits and risks associated with the acquisition of the Shares and Buyer’s future operation of the Company as contemplated by this Agreement. In making its decision to purchase the Shares, Buyer has relied, and will rely, upon the results of its own independent investigations, inspections, examinations, appraisals, evaluations and due diligence. Buyer has not relied, and will not rely, upon any representation, warranty, assurance, guaranty, or promise of Seller, the Company and/or Administrators or any of their respective affiliates, directors, officers, employees, agents, or representatives, or any other person purporting to act on behalf of Seller,

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the Company and/or Administrators, other than the representations and warranties which are expressly set forth in this Agreement. Buyer understands that, no person has any authority to make or furnish any other representation, warranty assurance, guaranty or promise with respect to the Shares, the Company or otherwise pertaining to the transactions which are the subject of this Agreement.
     4.4 Due Diligence. Prior to the date hereof, Buyer has conducted a thorough review of (i) the Due Diligence Documentation. Buyer has conducted telephonic interviews with Mike Riesen and Rick Bauer in which it was given the opportunity to ask questions regarding the Company, its conditions, performance and prospects, and to make arrangements satisfactory to it regarding the future services of Mike Riesen and Rick Bauer. As of the date hereof, neither Buyer nor Olympic is aware of any agreement or information that would cause either of the conditions set forth in Sections 6.4 and 6.5 not to be satisfied at the Closing.
     4.5 No Projected Benefits. Buyer hereby acknowledges and agrees that, notwithstanding any provision of this Agreement to the contrary and notwithstanding any information contained in any of the documents or materials furnished or to be furnished to Buyer during the course of Buyer’s due diligence, none of Seller, the Company or Administrators, or any of their respective directors, officers, employees, agents or representatives of Seller or any other person purporting to act on their behalf has made any representation, warranty, assurance, guaranty or promise that Buyer’s operation of the Company will achieve any particular results but, instead, all profit, gain, appreciation and other benefits to be realized from the operation of the Company will depend entirely upon Buyer’s business acumen and economic factors outside of Seller’s and Administrators’ control.
     5. CERTAIN COVENANTS AND AGREEMENTS OF SELLER AND BUYER
     5.1 Confidentiality. The parties acknowledge that Olympic and Seller have previously executed an agreement dated February 17, 2006, as amended May 17, 2006 (the “Confidentiality Agreement”), and which Confidentiality Agreement shall continue in full force and effect in accordance with their respective terms.
     5.2 Pre-Closing Conduct of Business. From and after the date of this Agreement and up through the Closing or termination of this Agreement, Seller will use commercially reasonable efforts to cause the Company to conduct the Company’s business in the normal and ordinary business course, acknowledging that the Company is in the process of being sold and Seller is in Administration. No liability or obligation under or arising out of the Section 5.2 shall survive Closing and Buyer waives any such right upon Closing.
     5.3 Continuing Due Diligence. Buyer and its accountants, counsel and other representatives, shall be afforded as much access as practicable during the period prior to the Closing or termination of this Agreement to (i) matters related to the Shares, (ii) Company’s properties, personnel, books, contracts, commitments and records and (iii) all other information concerning the business, properties and personnel of Company as Buyer may reasonably request, and Seller and Administrators shall take all reasonable measures to provide Buyer the opportunity to review all documents and materials relevant to the Shares and the Company and to ask questions of, and receive answers from any of the directors, officers, employees, agents, or

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representatives of Seller, the Company and/or Administrators relating to the Company. All such continuing due diligence shall be scheduled so as to minimize disruption of the Company’s operations. Neither the Company nor the Seller shall be required to incur any out of pocket expenses related to the due diligence unless Buyer agrees to reimburse for same.
     5.4 Best Efforts. Subject to the terms and conditions herein provided, Seller, on the one hand, and Buyer on the other hand, agree to use their respective commercially reasonable efforts (but expressly excluding the institution of litigation) to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to satisfy the conditions in Articles 6 and 7 and to consummate and make effective the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Buyer agrees to use commercially reasonable efforts (but expressly excluding the institution of litigation) to assist in obtaining the release of the Seller Guaranties including, without limitation, providing the substitute guarantors by Buyer if requested by a creditor.
     5.5 Insurance. Buyer agrees that at Closing where practicable, it will add the Company to its insurance policies from and after the Closing and name the Company as an additional insured under Olympic’s policy. If adding the Company to Buyer’s insurance policies is not practicable, Buyer agrees to continue such Company policies that were in place immediately prior to Closing.
     5.6 Expenses. Except as otherwise expressly provided herein, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including fees and disbursements of financial advisors, accountants, and attorneys and any brokers or finders) shall be paid (a) by Seller, if such costs or expenses are incurred on behalf of Seller, Administrators or the Company, and (b) by Buyer, if such costs or expenses are incurred by or on behalf of Buyer.
     5.7 Exclusivity. Seller and Administrators agree that Buyer shall have sole rights to an exclusivity period, and Seller and Administrators shall additionally cause Company to abide by such rights, such period commencing on the date hereof until the earliest of (i) 5:00 p.m. EST on Monday, May 22, 2006, unless prior to such time Buyer advises Seller in writing that the condition precedent to closing set forth in Section 6.3 has been satisfied or waived, (ii) the Closing and (iii) the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof.
     6. CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE
     Buyer’s obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):
     6.1 Accuracy of Representations. The representations and warranties of Seller in Article 3 shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date.

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     6.2 Compliance with Agreements. Each of the agreements or obligations required by this Agreement to be performed or complied with by Seller at or prior to the Closing shall have been duly performed or complied with in all material respects.
     6.3 Board Approval. The Buy-Side Board Approvals shall have been obtained.
     6.4 Due Diligence. During the post-signing due diligence process, no material agreements or information known to Seller and not previously included or referred to in the Due Diligence Documentation or otherwise disclosed to Buyer prior to execution of this Agreement will have been found to exist. For these purposes “material” means: (i) any liabilities which are, in aggregate, in excess of $100,000 of the Company that United States generally accepted accounting principles would require be disclosed on the Company’s balance sheet as of the Closing Date, or in the notes thereto (other than liabilities which Seller agrees shall be paid or provided for at Closing from the Purchase Price and current liabilities eligible to be included in the computation of Closing Working Capital), or (ii) any customer contracts which obligate the Company to provide a material amount of goods or services after December 31, 2006 and which cannot be terminated by the Company without penalty prior to such date.
     6.5 Status of Customer Contracts. No recurring customer from which Company shall have received aggregate revenues of $1,000,000 or more in the prior 24 months of the date of this Agreement, shall have effected, or provided written notice or given written indication with respect to, a cancellation or reduction, or other negative changes to the terms, in such third party’s purchases from the Company, other than: (a) any such notices, indications, cancellations, reductions or negative changes which were not known to Seller as of the date hereof or which were previously included or referred to in the Due Diligence Materials or otherwise disclosed to Buyer prior to the execution of this Agreement or (b) reductions or changes otherwise arising from changes in the customer’s build program.
     6.6 Ordinary Course Conduct. Between the date of this Agreement and the Closing, neither the Company nor Seller shall be in violation, or have violated, Section 5.2 hereof.
     6.7 No Proceedings. No action or proceeding shall have been instituted or, to the knowledge of Buyer or Olympic, threatened before any Governmental Body or any other third party to restrain or prohibit any of the transactions contemplated hereby.
     6.8 Payoff Letters. No later than one business day prior to Closing, Buyer shall have received Payoff Letters for all the Company Debt as of the Closing Date.
     6.9 Release of Company Guaranty. Buyer shall have received reasonably satisfactory written evidence that, upon payment of the Purchase Price, (i) the Company shall be released from all of its corporate guaranties of obligations of its Affiliates, including, without limitation, the guarantee of all obligations of Eliza Tinsley Group PLC to the syndicate represented by Barclays Bank Plc., as syndicate agent (the “Agent”) and (ii) the Agent’s lien on the Shares shall be released.

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     6.10 Debt. Since March 31, 2006, the Company has not incurred any Company Debt except as: (a) disclosed on the March 31st, 2006 Balance Sheet or (b) paid or satisfied by the Seller at the Closing.
     7. CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE
     Seller’s obligation to sell the Shares and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):
     7.1 Accuracy of Representations. All of the representations and warranties of Buyer in Article 4 shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date.
     7.2 Compliance with Agreements. Each of the agreements or obligations required by this Agreement to be performed or complied with by Buyer at or prior to the Closing shall have been duly performed or complied with in all material respects.
     7.3 Board Approval. The Buy-Side Board Approvals shall have been obtained.
     7.4 No Proceedings. No action or proceeding shall have been instituted or, to the knowledge of Seller, threatened before any Governmental Body or any other third party to restrain or prohibit any of the transactions contemplated hereby.
     7.5 Release of Seller Guaranties. Seller and its Affiliates shall have obtained satisfactory releases from all of its obligations under the Seller Guaranties.
     8. TERMINATION
     8.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:
          (a) by mutual consent of Buyer and Seller;
          (b) by either Buyer, on the one hand, or Seller, on the other hand, if the Closing shall not have occurred on or prior to the date specified in Section 2.4 hereof (provided the terminating party or parties is not otherwise in material breach of this Agreement);
          (c) by either Buyer, on the one hand, or Seller, on the other hand, if the Buyer has not notified the Seller, on or before close of business on Monday, May 22, 2006, (5:00 p.m. EST) that the condition precedent to Closing set forth in Section 6.3 has been satisfied or waived;
          (d) by Buyer, if a material breach of any provision of this Agreement has been committed by Seller and such breach has not been waived by Buyer;
          (e) by Seller, if a material breach of any provision of this Agreement has been committed by Buyer or Olympic and such breach has not been waived by Seller;

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          (f) by Buyer, if any condition in Section 6 has not been satisfied as of the date for Closing or if satisfaction of any such condition is or becomes impossible (other than through the failure of Buyer or Olympic to comply with its obligations under this Agreement); or
          (g) by Seller, if any condition in Section 7 has not been satisfied as of the date for Closing set forth in Section 2.4 or if satisfaction of any such condition is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement).
     8.2 Effect of Termination. Each party’s right of termination under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 5.1, 5.6, 8.2, 8.3, 10.1, 10.3 and 10.5 will survive; provided, however, that if this Agreement is terminated by a party because the non-terminating party or parties have breached its or their representations, warranties, covenants or agreements herein and have not promptly cured such breach after written notice from the terminating party, the terminating party’s right to pursue all legal remedies shall survive such termination unimpaired.
     8.3 Reduction of Account Payable. Notwithstanding anything else herein to the contrary, in the event this Agreement is terminated pursuant to Section 8.1(c), (e) or (g) (other than a termination as a result of the non-satisfaction of the conditions in Sections 7.4 and 7.5), Olympic agrees to reduce the outstanding balance of the Company’s trade account payable owed to Olympic (i.e. monies owing to Olympic by the Company for steel supplied by Olympic to the Company, the “Company Payable”) by the sum of $200,000, which shall be applied to reduce the oldest extant invoices with such reduction of the Company Payable to be effective as of the date of such termination and shall be in full and complete satisfaction of any claim the Seller, Administrator or Company may have in connection with or arising from this Agreement and/or such termination. For purposes of clarification, the foregoing sentence shall have no force or effect upon Olympic’s or the Company’s rights and obligations under the Supply Agreement dated May 19, 2006, executed contemporaneous herewith. The Parties agree that except for such $200,000 reduction of the Company Payable, the outstanding balance of the Company Payable shall continue to remain owing.
     9. Survival. All representations and warranties in this Agreement shall survive the Closing for a period of six months following the Closing Date.
     10. GENERAL PROVISIONS
     10.1 Public Announcements. Except as required by law or, with respect to Buyer, by the Securities and Exchange Commission or obligations pursuant to any listing agreement with the NASD, any public announcement or similar publicity with respect to this Agreement or the transactions contemplated hereby will be issued, if at all, at such time and in such manner as the parties shall mutually determine.

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     10.2 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):
If to Seller and/or the Administrator:
Goldstar Holdings Limited
c/o Ernst & Young LLP
No. 1 Colmore Square
Birmingham
B4 6HQ
United Kingdom
Attention: David K. Duggins
Facsimile No.: 011 44 121 535 2448
with a copy to:
Parker, Poe, Adams & Bernstein L.L.P.
Three Wachovia Center
401 S. Tryon Street, Suite 3000
Charlotte, North Carolina 28202
Attention: Albert E. Guarnieri, Esq.
Facsimile No.: (704) 334-4706
If to Buyer:
Olympic Steel, Inc.
5096 Richmond Rd.
Bedford Hts, OH 44146
Attention: Michael D. Siegal
Facsimile No.: 216-292-3974
with a copy each to:
Sonnenschein Nath & Rosenthal LLP
685 Market Street, 6th Floor
San Francisco, CA 94105
Attention: Marc Morgenstern, Esq.
Facsimile No.: 415-543-5472

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Pepper Hamilton LLP
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103-2799
Attention: Francis Lawall
Facsimile No.: 215-981-4750
     10.13 Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of North Carolina, County of Mecklenburg, or, if it has or can acquire jurisdiction, in the United States District Court for the Western District of North Carolina, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.
     10.4 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.
     10.5 Exclusion Of Administrators’ Liability. Administrators have entered into and signed this Agreement as agents for or on behalf of Seller and neither they their firm, partners, employees, advisors, representatives or agents shall incur any personal liability whatsoever in respect of any of the obligations undertaken by Seller or in respect of any failure on the part of Seller to observe, perform or comply with any such obligations or under or in relation to any associated arrangements or negotiations or under any document or assurance made pursuant to this Agreement. Administrators are party to this Agreement in their personal capacities only for the purpose of receiving the benefit of the exclusions, limitations, undertakings, covenants and indemnities in their favor contained herein.
     10.6 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

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     10.7 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.
     10.8 Assignments, Successors, and No Third-party Rights. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.
     10.9 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
     10.10 Section Headings. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement.
     10.11 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
     10.12 Governing Law. This Agreement will be governed by the laws of the State of Delaware without regard to conflicts of laws principles.
     10.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BUYER:	OLY STEEL NC, INC.

	By:	/s/ Richard T. Marabito

	Name:	Richard T. Marabito

	Title:	President & Treasurer

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SELLER:	GOLDSTAR HOLDINGS LIMITED
Signed on behalf of Seller by one of the
Administrators as Seller’s agent without personal
liability

	By:	/s/ David K. Duggins

	Name:	David K. Duggins

ADMINISTRATORS:	Signed by one of the Administrators on behalf of
both of them

	By:	/s/ David K. Duggins

	Name:	David K. Duggins
     The undersigned hereby agrees to the provision of Section 8.3, guarantees all obligations of Buyer as set forth in the Agreement and further shall be deemed to be the primary obligor hereunder to the extent of nonperformance and with respect to the particular obligation(s) of Buyer.

OLYMPIC STEEL, INC.

By:	/s/ Richard T. Marabito

Name:	Richard T. Marabito

Title:	CFO

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